Exhibit 3

July 5, 2018

Phoenix Venture Fund LLC
110 East 59th Street, Suite 1901
New York, New York 10022
Attention:  Andrea Goren

RE:  Tender and Support Agreement — Expense Reimbursement

Dear Mr. Goren:

Reference is hereby made to the (i) Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), to be executed concurrently with this letter agreement (this “Letter Agreement”) by and among Zebra Technologies Corporation (“Parent”), Wolfdancer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Xplore Technologies Corp., a Delaware corporation (the “Company”), and (ii) the Tender and Support Agreement, dated as of the date hereof (the “Tender Agreement”), to be executed concurrently with this Letter Agreement by and among Parent, Merger Sub and each of Phoenix Venture Fund LLC (“Phoenix”) and Andax LLC (together with Phoenix, the “Stockholders”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

WHEREAS, as a condition to their willingness to enter into and perform its obligations under the Merger Agreement, Parent and Merger Sub required that each Stockholder enter into the Tender Agreement;

WHEREAS, the Company requested that each Stockholder enter into the Tender Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Stockholders hereto agree as follows:

1.             Expense Reimbursement.  The Company shall reimburse each Stockholder for the reasonable fees and out-of-pocket third party expenses, including reasonable fees of attorneys, incurred by such Stockholder in connection with or arising from the execution and delivery of, or performance under, the Tender Agreement within ten (10) Business Days of written request therefor from such Stockholder; provided that such reimbursement obligation for reasonable attorneys’ fees shall not exceed $10,000 for both Stockholders in the aggregate without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

2.             Counterparts.  This Letter Agreement may be executed and delivered (including by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.             Governing Law; Submission to Jurisdiction; Selection of Forum.

a.          This Letter Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

b.          Each of the Company and each Stockholder hereby submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Letter Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

c.          Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Letter Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 3 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Letter Agreement or the transactions contemplated by this Letter Agreement and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  Each of the Company and each Stockholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

4.             Waiver of Jury Trial.  EACH OF THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 4.

5.             Severability.  If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other provisions of this Letter Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Letter Agreement be consummated as originally contemplated to the fullest extent possible.

6.             Amendment.  Neither this Letter Agreement nor any term hereof may be amended other than by an instrument in writing signed by the Company and the Stockholders.  No provision of this Letter Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

7.             Assignment; Successors.  Neither this Letter Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by any party to an Affiliate of such party; provided, that the party making such assignment shall not be released from its obligations hereunder.  Subject to the preceding sentence, this Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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Please execute this letter and return a copy to us to confirm your agreement to the above.

Sincerely,

XPLORE TECHNOLOGIES CORP.

By:	/s/ Tom Wilkinson
Name:	Tom Wilkinson
Title:	Chief Executive Officer

[Signature page to Expense Reimbursement Side Letter]

Accepted and agreed as of the date first written above:

Phoenix Venture Fund LLC

By:	SG Phoenix Ventures LLC, Its Managing Member

By:	/s/ Philip S. Sassower
Name:	Philip S. Sassower
Title:	Managing Member

ANDAX LLC

By:	/s/ Andrea Goren
Name:	Andrea Goren
Title:	Manager

[Signature page to Expense Reimbursement Side Letter]